Exhibit 99.1

N E W S    R E L E A S E

THE BANK OF KENTUCKY DECLARES SEMI ANNUAL DIVIDEND OF $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, August 24, 2009 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a semi annual cash dividend of $0.28 per common share payable on September 25, 2009 to shareholders of record as of September 11, 2009. The $0.28 per common share dividend equals the previous dividend that was paid in March of 2009.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.334 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340